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                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172

                           OFFER TO PURCHASE FOR CASH
           UP TO 6,585,225 OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            FUISZ TECHNOLOGIES LTD.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                       ABCI ACQUISITION SUB. CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                       BIOVAIL CORPORATION INTERNATIONAL
           ---------------------------------------------------------
THE OFFER (AS DEFINED BELOW), PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
 AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999 UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                   July 30, 1999

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

    We have been appointed by ABCI Acquisition Sub. Corporation, a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Biovail Corporation International, an Ontario, Canada corporation ("Parent"), to act as dealer manager (the "Dealer Manager") in connection with the Purchaser's offer to purchase up to 6,585,225 of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 30, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal", and together with the Offer to Purchase, the "Offer"), copies of which are enclosed herewith. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer (the "Expiration Date") at least 4,602,460 Shares (the "Minimum Condition").

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase;

        2. Letter of Transmittal (together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);
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        3.  A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

    The Company's Board of Directors has approved the Offer, the Merger (as defined in the Offer to Purchase) and the Merger Agreement (as defined in the Offer to Purchase) and determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company's shareholders, and recommends that the Company's shareholders accept the Offer and tender all of their Shares pursuant to the Offer.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for up to 6,585,225 Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company), a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other required documents. See the section of the Offer to Purchase entitled "THE OFFER--3. Procedures for Tendering Shares".

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the section of the Offer to Purchase entitled "THE OFFER--3. Procedures for Tendering Shares".

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other persons (other than the fees of the Dealer Manager and Information Agent (as defined in the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    PLEASE NOTE THAT THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

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    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting, the Information Agent or the Dealer Manager, at their addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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